UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

ISLE OF CAPRI CASINOS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1641 Popps Ferry Road, Biloxi, Mississippi (Address of principal executive offices)	39532 (Zip Code)

(228) 396-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 4, 2005, Isle of Capri Casinos, Inc. (the "Company") entered into a $700.0 million Third Amended and Restated Credit Agreement, by and among the Company, as borrower, the financial institutions party from time to time hereto, as lenders, Canadian Imperial Bank of Commerce ("CIBC"), as administrative agent for the lenders and as issuing lender with respect to Letters of Credit, Deutsche Bank Trust Company Americas and Wells Fargo Bank, N.A., as co-syndication agents, Calyon New York Branch and The CIT Group/Equipment Financing, Inc., as co-documentation agents, and CIBC World Markets Corp., as lead arranger. The credit agreement, which amends and restates the Company’s existing credit agreement in its entirety, provides for a $400.0 million revolving credit facility maturing on February 4, 2010 and a $250.0 million term loan facility maturing on February 4, 2011 (or, at the Company’s option, February 6, 2012 if the Company elects to refinance its existing 9.00% senior subordinated notes currently due March 2012) with an additional $50.0 million which can be drawn on a delayed basis through August 3, 2005. At the Company’s and the lead arranger’s mutual discretion, the Company may increase the size of the revolver and/or term loan facility, in an aggregate amount up to $200.0 million subject to certain conditions. The term loans are payable in quarterly installments beginning on March 31, 2005 and ending on February 4, 2011, unless extended as described above. The revolving loans may bear interest at the Company’s option at the higher of (1) 0.5% in excess of the federal funds effective rate or the rate that CIBC announces from time to time as its prime lending rate plus an applicable margin of up to 1.75% or (2) a rate tied to a LIBOR rate plus an applicable margin of up to 2.75%. The term loans may bear interest at the Company’s option at the higher of (1) 0.5% in excess of the federal funds effective rate or the rate that CIBC announces from time to time as its prime lending rate plus an applicable margin of up to 0.75% or (2) a rate tied to a LIBOR rate plus an applicable margin of 1.75%.

The credit agreement is secured by liens on substantially all of the Company’s and its restricted subsidiaries’ assets. The credit agreement contains customary representations and warranties and affirmative and negative covenants. The credit agreement (1) increases the maximum investment basket to $100.0 million plus the amount of net equity proceeds which have not been invested in expansion capital expenditures and (2) provides less restrictive financial covenants until maturity with respect to the maximum consolidated total leverage ratio and maximum consolidated senior leverage ratio. The minimum fixed charge ratio and the minimum consolidated net worth requirement were deleted and replaced with a minimum interest coverage ratio and a minimum consolidated EBITDA requirement. The covenant with respect to expansion capital expenditures has been revised to provide for limitations on specific properties and reflects an increase in the amount of permitted expansion capital expenditures. The initial proceeds from the refinancing were used to pay down the existing senior secured credit facility term loan, of which $205.6 million in principal and $0.7 million in accrued interest were outstanding as of February 4, 2005. The remainder of the undrawn facility will be used for general corporate purposes, including working capital, permitted acquisitions, capital expenditures and investments.

Affiliates of CIBC, Deutsche Bank Trust Company Americas, Wells Fargo Bank, N.A. and certain of the other lenders from time to time have provided in the past and may provide in the future investment banking and financial advisory services to us and to our affiliates in the ordinary course of business. They receive, and expect to receive, customary fees and commissions for these services.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Third Amended and Restated Credit Agreement dated as of February 4, 2005

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.
Date: February 10, 2005	By:	/s/ REXFORD A. YEISLEY
	Name:	Rexford A. Yeisley
	Title:	Senior Vice President and Chief Financial Officer